Exhibit (p)(2)

                                 CODE OF ETHICS
6.10    FIDUCIARY OBLIGATIONS
        As an investment adviser, the Company has a fiduciary duty to act primarily for the benefit of its clients. The Company's advisory services are personal to each of its clients. Because of the fiduciary duties and the legal obligations prescribed by federal and state law, the Company requires all Employees to conduct themselves in a manner consistent with the highest ethical and legal standards.
        o To fulfill the Company's fiduciary obligations, the Company imposes the following rules and standards of conduct to help Employees avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with clients of the Company, or which might be otherwise detrimental to the interests of the Company.

                 A. Employees shall not use for their own personal benefit, or for the benefit of others, any knowledge, whether obtained through such person's awareness of portfolio transactions for clients or otherwise, of any investment recommendation made or to be made or of any investment action taken or to be taken by the Company.
                 B. Employees shall not disclose any non-public information relating to the clients' portfolios or transactions, nor shall any such Person disclose any non-public information relating to the business or operations of the Company.
                 C. Employees shall not enter into personal transactions in securities without prior written authorization as provided in Section 6.14 below, and thereafter fully complies with the terms and conditions of such authorization.
                 D. No Employee, except NCM Principals, shall select broker-dealers to execute securities transactions for clients of the Company.
                (5) Employees shall immediately report to the CCO any potential conflict of interest between the interests of such Person and the interests of the Company or any of its clients. The first preference and priority must be to avoid such conflicts of interest whenever possible and, when they unavoidably occur, to resolve them in a manner that is not disadvantageous to the clients.
                (6) Employees shall not receive any account, investment or compensation from a governmental entity for two years following having made, directly or indirectly, a political contribution to an official associated with such governmental entity.
                (7) Employees shall not seek, accept or provide any investment opportunity, gift, gratuity, favor, preferential treatment or other thing of more than nominal value, from or to any person or entity that does business, or may in the future do business, with the Company. An Employee may accept or give gifts from/to a single individual or entity so long as their aggregate annual value does not exceed $100. Such gifts may include gifts of small value, usually in the nature of reminder advertising, such as pens and calendars. In addition, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both the Employee and the giver are present.
                (8) Employees may not serve as an officer or a member of the board of directors or other governing board, or otherwise have a material relationship with a publicly traded company, without the prior written approval of the CCO.
o The CCO will conduct quarterly training sessions to ensure that employees understand the Company's compliance policies and procedures, and to discuss ways to improve their effectiveness in preventing and detecting violations of the Act.
6.11    PROHIBITED BUSINESS PRACTICES
        The CCO shall review all customer complaints and conduct such reviews and inspections of the books and records required to be maintained herein to determine whether or not the Company or any of its Employees are engaging in any of the practices listed below in connection with its investment advisory business. The practices set forth below do not represent an exhaustive list of prohibited activities.
        (A) Neither the Company nor any Employees shall engage in the following:
                (1) Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation, and needs and other information known by the Company.
                (2) Place an order to purchase or sell a security on behalf of a client without authority to do so or exercise any discretionary power in a client's account unless such client has given prior written authorization to the person exercising the discretion.
                (3) Place an order for the purchase or sale of securities for the account of a client upon instructions from a third party without first having obtained written third-party authorization from the client.
                (4) Place an order for the purchase or sale of securities if the securities are not registered, unless the securities or the transactions are exempt from registration.
                (5) Represent itself, himself or herself as a financial or investment planner, consultant or adviser when the representation does not accurately describe the nature of the services offered, the qualification of the person offering the services, and the method of compensation for the services.
                (6) Borrow money or securities from, or lend money or securities to, a client.
                (7) Induce trading in a client's account that is excessive in size or frequency in view of the financial resources and character of such account.
                (8) Fail to accurately describe or disclose in advertising or other materials (i.e., business cards, business stationary, display signs, etc.) used in connection with the promotion or transaction of investment advisory services, the identity of the Company or the nature of the investment advisory services offered or the employment relationship between the Company and its IARs.
       (B) If a prohibited business practice listed in the section above is found to exist, the CCO shall take reasonable actions to correct the situation and to prevent its reoccurrence.
       (C) All IARs shall periodically review the list of prohibited activities and practices set forth below to prevent their inadvertently engaging in these practices.
6.12    WRITTEN DISCLOSURE STATEMENTS AND PRIVACY
       (A) The Company is committed to keeping nonpublic personal client information secure and confidential. We maintain physical, electronic, and procedural safeguards to safeguard client information and records from unauthorized access, use or disclosure. A copy of the Company's Privacy Policy is hereby attached (Addendum 1.) Client information that the Company may be required to maintain under state and federal laws or regulations, or which the Company requires to conduct business on behalf of such clients, shall be maintained in an electronic format. This information is scanned in a timely manner and saved electronically, and any paper documents containing confidential client information, including but not limited to consumer report information, is disposed of on-site.
                (1) Access to electronic confidential client information is restricted through the use of network login passwords and user access rights.
                (2) To assure the proper disposal of confidential client information in paper format, it is the Company's general policy that such information is given to the CCO for shredding so that it cannot be practicably read or reconstructed.
                (3) Electronic files or media containing confidential client information that are no longer needed or required to be maintained will be destroyed or erased so that the information cannot be practicably read or reconstructed.
                (4) If, in the course of conducting services on behalf of our clients, we must share such information with others, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hire them.
                (5) The Company's Code of Ethics emphasizes the fiduciary responsibility of all employees to protect clients' personal and financial information acquired through their work, and to otherwise conduct themselves at all times in a manner that is consistent with the highest ethical and legal standards.
       (B)    Company Disclosure Statement
         The Company shall, in accordance with Regulation ss.275.204-3 of the Act, furnish or offer to furnish each advisory client and prospective advisory client (except for a client who receives only "impersonal advisory service" or is an "investment company") a copy of the Company's current Form ADV Part II. This disclosure statement shall be delivered to such clients or prospective clients not less than 48 hours prior to entering into any written or oral investment advisory contract with the client or prospective advisory client or at the time of entering into such contract, if the advisory client has a right to terminate the contract without penalty within five (5) business days after entering into the contract. A contract for impersonal advisory services means any contract relating solely to the provision of investment advisory services that does not purport to meet the objectives or needs of specific individuals or accounts, through the issuance of statistical information containing no expression of opinion as to the investment merits of a particular security, or any combination of the foregoing services.
         Pursuant to Rule 204-3, the Company offers, in writing, to provide a copy of Part II of Form ADV to its clients upon written request and without charge. A sample copy of this annual written offer is attached (Addendum 9). The CCO will maintain a record of this offering, including the Company's annual offer, in each client's record in the ACT database. A similar record will be kept of any such requests and responses thereto. Excepted from this annual requirement are clients of the Company who are investment companies or those that receive only impersonal investment advisory services requiring a payment of less than $200. For those clients receiving impersonal investment advisory services requiring a payment of $200 or more, the Company shall make the written offer at the time of entering into the contract.
       (C)    Privacy Act Disclosure
         In accordance with Regulation S-P, adopted by the SEC to implement the privacy provisions of Title V of the Gramm-Leach-Bliley Act of 1999 (the "Privacy Act") regarding certain privacy rights for consumers of financial services and products the Company shall:
             (1) Provide an initial and annual notice to each of its clients describing the Company's privacy policy and practices no later than the time that the client's relationship with the Company is established (e.g., no later than the time the client's investment advisory agreement is executed). This notice may be incorporated into the Company's investment advisory agreement with the client provided it is clear and conspicuous and distinct from and not hidden in other information in the agreement; and
             (2) Provide each client, annually, a copy of the Company's privacy notice. The Company does not share private client information to nonaffiliated third parties, so an "opt out" provision is not required.
                    SECTION 1: The CCO will attach a copy of the initial offering and annual offerings of this policy to each client's record in the ACT database. In addition, Employees will exercise care in protecting confidential consumer information in accordance with the Company's privacy policy.
6.13    INSIDER TRADING POLICIES AND PROCEDURES
        As an investment adviser, the Company is subject to significant provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") relating to the supervision of its Employees. An Employee may also not trade in securities, either personally or on behalf of another, on material non-public inside information whether it relates to a client or a non-client of the Company.
        (A) For purposes of this Section, these terms shall have the following meanings:
             (1) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the '34 Act as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Employee has or acquires.
             (2)   "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.
             (3) The concept of "insider" is broad, and includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations. The Company may also become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.
             (4) "Material information" generally regarded is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Trading on inside information is not a basis for liability unless the information is material, and information can be material even if it does not relate to a company's business. Information that Employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
             (5)    "Nonpublic information" is information that has not yet been effectively communicated to the market place via an SEC
                    filing, a news service, or in a publication of general circulation that would be considered public (e.g., The Wall Street Journal or Reuters Economic Services).
                                    (a)     Information relating to each
                                            client's portfolio, proposed and
                                            executed transactions and the
                                            beneficial owners of a client
                                            partnership or corporation is
                                            confidential unless publicly
                                            available. Whenever statistical
                                            information or research is supplied
                                            to or requested by the Company, such
                                            information must not be disclosed to
                                            any persons outside the Company
                                            unless specifically authorized by
                                            the Principals of the Company.
             (6) "Insider trading" generally refers to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:
                                    (a) Trading by an insider, while in
                                    possession of material nonpublic
                                    information;
                                    (b) Trading by a non-insider,
                                    while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
                                    (c) Communicating material nonpublic
                                    information to others.
       (B) Inside information obtained by an Employee with respect to a client of the Company from any source must be kept strictly confidential.
       (C) The Company forbids any Employee from engaging in insider trading. This includes trading, either personally or on behalf of others, including mutual funds and private accounts managed by the Company, on material nonpublic information or communicating material nonpublic information to others in violation of the law. Questions regarding this policy should be referred to the CCO.
       (D) The Company prohibits its Employees from serving as an officer, director or manager in a publicly-traded company unless reported to and approved by the CCO in advance. If the Employee is approved to serve as an officer, director or manager of such a company, he or she may not make any trades, either for a client or his personal account, in such a company, and may not discuss any insider information with any other Employee. Furthermore, the Company prohibits its Employees from holding an equity interest in a company unless first reported to and approved by the CCO in advance. These prohibitions exist to minimize the chances that an Employee will receive insider information or act on insider information in making securities transactions for the Employee's personal account, and thereby minimize the likelihood that a client will allege that an Employee took advantage of an investment opportunity in such a way as to be detrimental to the client's interests.
       (E) Penalties for trading on or communicating material, nonpublic information are severe for both the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.
                  (1) Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
                  (2) The Company takes insider trading rules seriously. An Employee who engages in insider trading can expect to receive a serious sanction from the Company, including termination of employment.
6.14    PERSONAL TRADING
        The following procedures have been established under Rule 204A-1 of the Act, which requires Access Persons to periodically report certain securities transactions and holdings, and to receive pre-clearance before placing some types of personal transactions. The guidelines provided under this rule are intended to help the Company prevent, detect and impose sanctions for insider trading. These procedures will also help the Company and its Employees recognize and avoid potential conflicts of interest, so that they do not violate their fiduciary duty to act in the best interest of the Company's clients. Any questions about these procedures should be directed to the CCO.
        (A) Definitions. For the purposes of this Section 7.14:
                  (1) "Access Persons" include any Employees (a) with access to nonpublic information regarding any client's purchase or sale of securities or information regarding the portfolio holdings of any reportable fund, or (b) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. (See Addendum 2 for a company list of Access Persons.)
                           (a) Under Rule 204A-1, all directors, officers and partners are presumed to be Access Persons if the primary business of the adviser is providing investment advice.
                  (2) "Control Affiliates" are persons who control the adviser, who are controlled by the adviser, or who are under common control with the adviser.
                  (3) "Personal transactions" means transactions in Reportable Securities in which an Access Person has direct or indirect beneficial ownership. Personal Transactions include transactions for: (1) a person's own account; (2) an account owned jointly with another person; (3) an account in the person's name as a guardian, executor or trustee; (4) an account in which such person, a spouse, or a minor child residing in his household have a direct or indirect interest; (5) an account of any other relative (e.g., parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls, whether or not the relative resides with the person, and (6) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.
                  (4) "Beneficial ownership" is when you have the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in securities. An Access Person is presumed to be a beneficial owner of securities that are held by immediate family members who are members of the Access Person's household.
                  (5) "Non-discretionary account" is one over which the Access Person has no direct or indirect control over the investment decision-making process.
                  (6) "Reportable Securities" means all securities, except for five types that present little opportunity for the kind of insider trading that the rule is intended to prevent or uncover.
                           (a) Reportable Securities includes common stocks, preferred stocks, closed-end investment companies, debt securities and derivative instruments, including futures contracts, and options on futures contracts, relating to any stock, bond or index.
                           (b) Reportable Securities does not include: (i) direct obligations of the U.S. Government;
                                    (ii) money market instruments such as
                                    bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high quality short-term debt instruments; (iii) shares of money market funds; (iv) transactions and holdings in shares of other types of mutual funds; and (v) transactions in units of a unit investment trust if that trust is invested exclusively in unaffiliated mutual funds.
                  (7) "Automatic Investment Plan" is a program whereby regular, periodic purchases or withdrawals are automatically made in or from investment accounts on a predetermined schedule and allocation (e.g., a dividend reinvestment plan).
        (B) All clients will be informed about the Company's Code of Ethics and that they will be provided a copy upon request.
        (C) Company Policy. While the Company does not intend to unreasonably limit general partners, officers, directors and
                  Employees from engaging in personal investment activities, it is the Company's policy that such personal investment activities not create, nor give the appearance of creating, a conflict of interest between the Company and its clients.
        (D)       Reporting Requirements:
                  Rule 204A-1 requires periodic reporting of securities accounts and holdings. This applies to any accounts that have the capability of having Reportable Securities traded in it. The Rule excuses Access Persons from submitting quarterly reports if that report would duplicate information contained in trade statements provided to the Company within 30 days after the end of the calendar quarter in which the transactions took place. Brokerage statements will also be deemed to meet the annual reporting requirement if they meet the time requirements set out in paragraph (3), below.
                  To simplify the fulfillment of reporting requirements for both the Company and Access Persons, all Access Persons shall instruct their brokers, trust account managers, or other entities through which they have accounts that have the capability of having Reportable Securities traded in them to submit duplicate copies of all statements for listed accounts reflecting acquisition or disposition of any Reportable Securities to the CCO. Duplicate copies (either electronic or paper) should be provided to the Company at the same time they are provided to the Access Person for any account in which such Access Person has or by reason of acquisition acquires any direct or indirect beneficial ownership interest.
                  (1) Initial Holdings Report. Upon joining the Company, Access Persons must provide the CCO with a complete report of all holdings and accounts of reportable securities in which they have a beneficial ownership. This report must be current within 45 days prior to the individual becoming an Access Person. Brokerage statements will be deemed adequate if they meet these time requirements. Initial, quarterly and annual reporting should be done using the Holdings Report Form, which is attached as Addendum 3.
                  (2) Quarterly Reports. Access Persons must provide quarterly reports of all of their personal transactions in reportable securities to the CCO within 30 days after the completion of each calendar quarter.
                           (a) Quarterly reports must include the title, amounts and dates traded for all reportable securities traded during the quarter covered by the report.
                           (b) If an Access Person did not engage in any reportable transactions during the quarter, no report must be submitted.
                  (3) Annual Report. Access Persons must provide a complete report of all holdings and accounts of reportable securities in which they have a beneficial ownership at least once per year. The annual report must be current within 45 days prior to its submission date. Brokerage statements will be deemed adequate if they meet these time requirements.
        (E) Reporting Requirement Exclusions. Rule 204A-1 permits exclusion from the reporting requirements of the Code of Ethics the following:
                  (1) Transactions effected pursuant to an automatic investment plan, as defined above, unless the transaction overrides the set schedule or allocation of the plan.
                  (2) Transactions by firms that have only one access person, as long as the adviser maintains records of holdings and transactions that would otherwise be reported pursuant to the Rule.
                  (3)      Non-discretionary accounts (as defined above).
        (F) Pre-Clearance Requirement. Access Persons shall not enter into personal transactions in reportable securities without prior authorization. Authorization requests may be submitted using the Personal Trade Request and Authorization Form, which is attached as Addendum 4. This information may also be faxed or emailed to the CCO.
                  (1) The CCO shall consult with the Company's Chief Investment Officer, who has no Reportable
                           Securities, to determine whether prospective personal transactions pose potential conflicts of interest.
                  (2) In determining whether a conflict, or potential conflict, exists to deny clearance, factors to consider include, but are not limited to, the size and nature of the investment, the particular requesting individual's ability to influence the Company's investment decisions, the requesting individual's access to confidential information of the Company or of the other company, and the nature of the relationship between the Company and the other company.
                  (3) The CCO or Chief Investment Officer will notify the Access Person as to whether the request is approved or denied, without disclosing the reason for such approval or denial. Notifications may be given in writing or orally, but the CCO will maintain an electronic record of all requests and notifications.
                  (4) If permission for a particular trade is granted, it must be executed by the close of business on the first day that the trade can be made.
        (G) Reporting Violations. Access Persons are expected to act with the highest ethical standards and to promptly report any violations or suspected violations of the Code to the CCO. In order to encourage and enable Access Persons to raise serious concerns within the Company, no one who, in good faith, reports a violation or suspected violations of the Code shall suffer harassment, retaliation, or adverse employment consequences. Anyone retaliating against someone who has made a good faith report will be subject to discipline, up to and including termination of employment. Any allegations of Code violations that prove to be unsubstantiated and or made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.
                  (1) The CCO is responsible for investigating all reported complaints and allegations concerning violations of the Code. Upon receiving a notice of a potential violation, the CCO will immediately notify the Chief Investment Officer and work towards a timely resolution. The CCO will notify the sender of the complaint and acknowledge receipt of the potential violation within five (5) business days.
                  (2) All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.
                  (3) The CCO will maintain a record of the nature of all complaints, the actions taken to investigate them, and the results of the investigations.
                  (4) Reports of violations or suspected violations will be kept confidential to the extent that it is possible, and consistent with the need to conduct an adequate investigation.
                  (5) Access Persons are encouraged to discuss their concerns, any perceived shortcomings, or potential improvements in the Company's compliance policies and procedures with the CCO.